Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between MEDNAX SERVICES, INC., a Florida corporation (“Employer”), and ROGER J. MEDEL, M.D. (“Employee”), effective as of the 1st day of July, 2019.

RECITALS

WHEREAS, Employer and Employee are the parties to that certain Employment Agreement, effective as of August 7, 2011, as amended by that certain First Amendment to Employment Agreement between Employer and Employee dated October 4, 2017 (as amended, the “Employment Agreement”); and

WHEREAS, Employee has requested and Employer has agreed to amend the Employment Agreement as provided herein, and effective as of the date hereof, to effectively reduce Employee’s annual salary from a gross annual salary of $1,000,000.00 to a net annual salary of $1.00; and

WHEREAS, Employer and Employee agree that the reduction in salary herein shall not constitute “Good Reason,” as defined in the Employment Agreement, and shall not trigger any severance obligations on the part of Employer.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. All capitalized terms used but not otherwise defined in this Amendment have the meanings provided in the Employment Agreement.

2. Section 2.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“2.1. Base Salary.

(a) Employee’s annual base salary will be a net amount of $1.00 per year after applicable taxes (including taxes on imputed income), withholdings and deductions (the “Base Salary”), beginning July 1, 2019, and continuing during the Employment Period; provided, however, that at all times Employee shall be paid a minimum gross annual salary of $23,660.00 per year, subject to such increase as required under applicable law in order for Employee to be exempt from overtime under the Fair Labor Standards Act, and further subject to applicable withholdings and deductions and the additional amount set forth in Section 2.1(b).

(b) Notwithstanding Section 2.1(a), Employer shall provide Employee with an additional amount of gross annual salary, if any, equal to applicable withholding and employment taxes and deductions due with respect to taxable perquisites or Employer provided group health and welfare benefits such that the after tax amount paid to the Employee shall be $1.00 as set forth in Section 2.1(a); provided, however, that for purposes of clarity, Employee is and will remain responsible for payment of Employee’s portion of any and all taxes incurred on any Performance Bonus (as defined below) as well as any equity awards issued to Employee, neither of which will factor into the calculation of Employee’s net annual salary under Section 2.1(a) or for purposes of the additional gross annual salary payment in this Section 2.1(b). Any determination regarding the amount of gross annual salary to be paid to Employee pursuant to this Section 2.1(b) shall be made by Employer in consultation with such accounting and tax professionals as Employer considers necessary (with all costs related thereto paid by Employer).

(c) The Compensation Committee of the Mednax Board (the “Compensation Committee”) shall review the amount of Employee’s Base Salary on an annual basis no later than ninety (90) days after the beginning of Employer’s fiscal year. During the term of the Agreement, the Compensation Committee may approve increases to Employee’s Base Salary, which will then become the Base Salary for purposes of this Agreement; provided, however, that Employee’s Base Salary shall not exceed the Prior Base Salary.”

3. Section 2.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“2.2. Performance Bonus. During the Employment Period, Employee shall be eligible for an annual bonus (the “Performance Bonus”) in accordance with incentive programs approved or revised during the term of this Agreement by the Compensation Committee, which programs shall contemplate a target bonus payment in the gross amount of at least One Hundred Fifty Percent (150%) up to a maximum bonus opportunity of Three Hundred Percent (300%) of the Prior Base Salary, in any case less applicable withholdings and deductions, upon the fulfillment of reasonable performance objectives set by the Compensation Committee. The Compensation Committee may adjust the target and maximum bonus at its discretion during the term of this Agreement but not below the levels set forth in the preceding sentence. Each Performance Bonus shall be paid in the calendar year immediately following the calendar year in which it is earned as soon as practicable after the audited financial statements for Employer for the year for which the bonus is earned have been released; provided, however, that if calculation of Employee’s Performance Bonus within such time is not administratively practicable due to events beyond the control of Employer, then Employer may delay payment of the Performance Bonus provided that the payment is made during the first taxable year of Employee in which the calculation of the amount of the payment is administratively practicable.”

4. Section 3.2 of the Employment Agreement will be amended by adding the following sentence at the end of the current Section 3.2:

“For purposes of any Employer benefit plans that base benefit levels or contributions on Employee’s base salary, such benefit levels or contributions shall be based on the Prior Base Salary.”

5. Section 5.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“5.2. Disability. In the event of Employee’s Disability, Employer shall pay Employee a gross aggregate amount equivalent to the Prior Base Salary, payable in substantially equal monthly installments, less applicable withholdings and deductions, over a period of twelve (12) months following the date of Employee’s Disability, plus any amount due under Sections 5.10 and 5.11 hereof. Amounts payable under this Section 5.2 are not intended to be in lieu of benefits under any long-term disability plan. Employer may maintain and revise during the term of this Agreement, and Employee’s entitlement to benefits under such plan, if any, shall be determined solely by the plan’s terms.”

6. Section 5.4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“5.4. Termination by Employer Without Cause. If Employer terminates Employee’s employment in accordance with Section 4.4, then Employer shall pay Employee’s Base Salary through the termination date specified in Section 4.4 at the rate in effect at such termination date, plus any amount due under Sections 5.10 and 5.11 hereof. In addition, Employer shall pay Employee a gross aggregate amount equivalent to two (2) times the Prior Base Salary, payable in substantially equal monthly installments over a period of twenty-four (24) months following the termination date under the same conditions, less normal and standard deductions under federal and state laws. Employee will also receive on the first and second anniversaries of such termination date a payment equal to the greater of:

(a) Employee’s most recent performance bonus paid prior to such termination date, or

(b) The average of his earned performance bonus (expressed as a percentage of the Prior Base Salary) for the previous three years preceding such termination date, multiplied by the Prior Base Salary.”

7. Section 5.7 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“5.7. Termination by Employee for Good Reason. If Employee’s employment under this Agreement is terminated in accordance with Section 4.7, then Employer shall pay Employee’s Base Salary through the termination date specified pursuant to Section 4.7 at the rate in effect at such termination date, plus any amounts as may be due under Sections 5.10 and 5.11 hereof. In addition, Employer shall pay Employee a gross aggregate amount equivalent to two (2) times the Prior Base Salary, payable in substantially equal monthly installments over a period of twenty-four (24) months following the termination date under the same conditions, less normal and standard deductions under federal and state laws. Employee will also receive on the first and second anniversaries of such termination date a payment equal to the greater of:

(a) Employee’s most recent performance bonus paid prior to such termination date, or

(b) The average of his earned performance bonus (expressed as percentage of the Prior Base Salary) for the previous three years preceding such termination date, multiplied by the Prior Base Salary.”

8. Section 5.8 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“5.8. Termination of Employee in Connection With Change in Control of Employer. If Employee’s employment under this Agreement is terminated in accordance with Section 4.8, then Employer shall pay Employee’s Base Salary through the termination date specified pursuant to Section 4.8 at the rate in effect at such termination date, plus any amounts as may be due under Section 5.10 hereof. In addition, Employee will receive the following severance payments from Employer:

(a) A gross aggregate amount equivalent to three (3) times the Prior Base Salary, payable in substantially equal monthly installments over a period of thirty-six (36) months following the termination date under the same conditions, less normal and standard deductions under federal and state laws.

(b) Within 90 days following such termination date, Employee will receive a lump sum payment in an amount equal to three (3) times the greater of (1) his most recent performance bonus paid prior to such termination date, or (2) the average of his earned performance bonus (expressed as a percentage of the Prior Base Salary) for the three years preceding such termination date, multiplied by the Prior Base Salary.”

9. The final sentence of Section 5.12 of the Employment Agreement is hereby deleted and replaced with the following:

“For services during the Transition Period, Employee shall be compensated at a daily rate of equal to the Prior Base Salary divided by 365.”

10. Employee acknowledges and agrees that the changes set forth in this Amendment are by mutual agreement of Employee and Employer and nothing contained herein and no changes contemplated hereby constitute “Good Reason,” as defined in the Employment Agreement.

11. Except as specifically amended hereby, the Employment Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

12. This Amendment shall be governed by and construed in accordance with the terms and conditions of the Employment Agreement, including the governing law and dispute resolution provisions thereof.

13. This Amendment may be executed in counterparts and both of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute one and the same instrument. The Amendment may be executed by facsimile or other electronic signature.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth below each party’s signature below and to be effective as of the date first above written.

EMPLOYER:		EMPLOYEE:

MEDNAX SERVICES, INC.

By:	/s/ Enrique J. Sosa, Ph.D.	/s/ Roger J. Medel, M.D.
Name: Enrique J. Sosa Ph.D.		Roger J. Medel, M.D.
Title: Chairman, Compensation Committee, of MEDNAX, Inc.

Date: July 1, 2019		Date: July 1, 2019

[Signature Page to Second Amendment to Employment Agreement]